Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to (a) the use of our report relating to the proved, probable, and possible reserves of gas and oil (including coalbed methane) of Dominion Exploration & Production, Inc. and subsidiaries and the producing business of Dominion Transmission, Inc., as of December 31, 2009, appearing in this Form 8-K (b) the incorporation by reference of our name and our report into CONSOL Energy Inc’s Registration Statements on Form S-8 (file no. 333-160273, file no. 333-126057, file no. 333-126056, file no. 333-113973 and file no. 333-87545), Form S-4 (file no. 333-157894), and Form S-3 (file no.

333-151292), that incorporate by reference such Form 8-K.

We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Netherland, Sewell and Associates, Inc. nor any of its employees had, or now has, a substantial interest in CONSOL Energy Inc. or any of its subsidiaries, as a holder of its securities, promoter, underwriter, voting trustee, director, officer or employee.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ DANNY D. SIMMONS, P.E.
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

March 19, 2010